EXHIBIT NO. 99

                  NIAGARA MOHAWK HOLDINGS REPORTS 1999 RESULTS


SYRACUSE, Feb. 4 - Niagara Mohawk Holdings Inc. (NYSE: NMK) today reported financial results for 1999, concluding a year in which the company continued to improve its financial stability. It was also a year that saw Niagara Mohawk Power Corp. make great progress toward its goal of becoming an energy delivery company, by completing the sale of its hydroelectric generating plants and the sale of most of its fossil-fueled generating stations. Niagara Mohawk Holdings Inc. (the company) is the parent company of Niagara Mohawk Power Corp. (Niagara Mohawk), a regulated energy delivery company.

Last year marked the first full year of the Master Restructuring Agreement with a group of Independent Power Producers, and the PowerChoice regulatory agreement. Although earnings were depressed as a result of the non-cash charges related to the MRA, the company's cash flow improved significantly in 1999. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 1999, were $1.26 billion, an increase of approximately $270 million compared to the year ended December 31, 1998. The improvement in EBITDA is due primarily to a reduction in payments to IPPs. Cash flow before debt service increased to $488 million in 1999 from $311 million in 1998. Cash flow is defined as EBITDA, less capital expenditures, cash interest and cash taxes.

During 1999, Niagara Mohawk received approximately $860 million from the sale of its hydroelectric and fossil-fueled generating assets. These proceeds, together with the increased cash flow and Federal income tax refunds of $135 million, enabled the company to retire over $1.1 billion in debt and repurchase 10 million shares of its common stock in 1999. "We remain committed to our strategy of retiring capital and rebuilding shareholder value," said William E. Davis, chairman and chief executive officer of Niagara Mohawk Holdings.

The company reported a 1999 loss of $35.1 million, or a loss of 19 cents per share, which includes a 13 cent per share extraordinary charge related to the early retirement of debt, compared to a 1998 loss of $157.4 million, or a loss of 95 cents per share. Niagara Mohawk's lower purchased power costs, partially offset by increased interest charges, improved earnings by $108.0 million, or 58 cents per share, for the year ended December 31, 1999. This improvement was offset by the incremental non-cash amortization of the MRA regulatory asset of $167.5 million, or 90 cents per share. Additionally, earnings in 1999 were reduced by $23.8 million, or 13 cents per share, because of costs related to the implementation of a new customer service system, and by $21.0 million, or 11 cents per share, because of higher bad debt expense. In 1998 the company recorded a one-time, non-cash charge to earnings of $171.1 million, or $1.03 per share related to the MRA and PowerChoice. Earnings in 1998 were also lower due to the incremental costs of a January ice storm and a Labor Day windstorm, reducing earnings by approximately $40.4 million, or 24 cents per share, and $10.2 million, or 6 cents per share, respectively.

In connection with the sale of its generating assets in 1999, Niagara
Mohawk entered into agreements with the new owners to purchase power from these facilities. The cost to purchase this power was largely offset by reductions in fuel for electric generation, operating and maintenance expenses, property taxes, and depreciation expense.

The company reported a fourth-quarter 1999 loss of $18.2 million, or a loss of 10 cents per share, compared to a fourth-quarter 1998 loss of $26.5 million, or a loss of 14 cents per share. Results for the fourth quarter of 1999 were improved over last year's fourth quarter primarily due to lower interest charges resulting from the company's debt reduction efforts. The non-cash amortization of the MRA regulatory asset reduced earnings in both the fourth quarter of 1999 and the fourth quarter of 1998, by $62.8 million, or 34 cents per share.

Niagara Mohawk's electric revenues for 1999 were $3.2 billion, down slightly from 1998. Electric revenues for the fourth quarter of 1999 were up
5.5 percent compared to the same period last year. Retail sales of electricity increased 2.7 percent and 2.2 percent for the year and for the fourth quarter of 1999, respectively, as compared to the same periods in 1998.

Niagara Mohawk's natural gas revenues for 1999 were $579.6 million, up 2.5 percent from 1998. Fourth-quarter 1999 natural gas revenues were up 4.3 percent, compared to the same period last year. Retail sales of natural gas for the year and for the fourth quarter of 1999 increased 5.5 percent and 0.2 percent, respectively, compared to the same periods in 1998. Total gas deliveries, which includes the transportation of customer-owned gas, were up 5.2 percent for 1999, and up 23.7 percent in the fourth quarter of 1999.

Consolidated Statements of Income and Selected Operating Information will be filed today with the Securities and Exchange Commission on Form 8-K.